Exhibit 99.1

FOR IMMEDIATE RELEASE

SurModics Enters into Agreement with University of Arizona to
Develop Advanced Medical Therapies

EDEN PRAIRIE, Minnesota — July 14, 2005 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery technologies to the healthcare industry, announced today that it has entered into a Collaborative Research agreement and license option with The University of Arizona to develop advanced medical therapies. The joint development program is being conducted in conjunction with Stuart Williams, Ph.D., a leader in the development of novel cardiovascular implants using tissue engineering techniques. Dr. Williams has been a pioneer in understanding the mechanisms and specific cell types involved in biomaterial healing and applying them to improve device success.

“We are honored to enter into this agreement with the University of Arizona and work with Dr. Williams, one of the leading researchers in the area of extracellular matrix (ECM) proteins and biofunctional devices,” said Bruce Barclay, President and CEO of SurModics. “ECM proteins play a critical role in promoting endothelial cell interactions. By incorporating these proteins onto surfaces of devices, we believe the long term performance of implanted medical devices will improve by accelerating the healing response. Dr. Williams’ work has already demonstrated the feasibility of this approach, which we believe is applicable to many of our customers’ products and technologies. This agreement is yet another example of our commitment to creating and offering leading-edge proprietary technologies to our customers.”

“This is an exciting partnership that will lead to improved function of current and future generations of medical devices,” stated Dr. Williams. “I am very impressed with both the technical ability of the scientific team at SurModics, and the company’s proven track record of success.”

Lise Duran, SurModics’ Vice President and General Manager of Regenerative Technologies commented, “We have made several exciting advancements in the past with Dr. Williams in surface modification with ECM proteins and are thrilled to reestablish this relationship. We believe this joint program will enable the development of innovative device therapies applicable over a broad range of device products.”

About SurModics, Inc.

SurModics, Inc. is a leading provider of surface modification technologies, in the areas of biocompatibility, site-specific drug delivery, biological cell encapsulation, and medical diagnostics. SurModics partners with the world’s foremost medical device, pharmaceutical and life science companies to bring innovation together for better patient outcomes. A significant portion of SurModics’ revenue is generated by royalties from the sale of commercial products resulting from its corporate relationships. Recent collaborative efforts include the implementation of the SurModics’ BRAVO drug delivery polymer matrix as a key component in the first-to-market drug-eluting coronary stent. SurModics is headquartered in Eden Prairie, MN and more information about the company can be found at www.surmodics.com. The content of SurModics’ web site is not part of this release or part of any filings the company makes with the SEC.

About The University of Arizona

As a public land-grant institution that opened its doors in 1891, the University of Arizona provides an accessible environment for discovery where distinguished undergraduate, graduate, and professional education are integrated with world-class basic and applied research and creative achievement. The University of Arizona is among America’s top research universities (based on NSF total research expenditure data) and is one of about 60 select institutions recognized by membership in the Association of American Universities. Serving 34,000 students, the University includes the Tucson campus, which is comprised of seven academic colleges, four professional colleges, and four colleges comprising the Arizona Health Sciences Center (which also includes University Medical Center and University Physicians). It also reaches people throughout the state by encompassing the Science and Technology Park; the Cooperative Extension Service with locations throughout Arizona; the Phoenix campus; and UA South, a branch campus in Sierra Vista.

About Professor Stuart Williams

Stuart Williams is Professor and Director, Division of Biomedical Engineering, Arizona Research Laboratories. He is also a member of The University of Arizona’s BIO5 Institute, a collaborative bioresearch institute bringing together scientists from 5 disciplines — agriculture, medicine, pharmacy, basic science and engineering — to solve complex biological problems. Dr. Williams is Professor and Chairman, Biomedical Engineering Graduate Program, College of Graduate Studies at the University of Arizona with secondary appointments in the Department of Physiology, Department of Material Sciences and Engineering, and Department of Surgery.

Stuart Williams is an inventor on numerous US and foreign patents and has authored over a hundred refereed journal articles, abstracts and book chapters. His research interests focus on cardiovascular biomedical engineering for coronary artery bypass grafts, ventricular assist and total artificial heart and heart valves; identifying angiogenesis-specific gene expression in angiogenic vessels using high density cDNA microarray expression screening; and developing new technology to improve the success and lifespan of PTFE peripheral vascular grafts.

Forward Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and SurModics intends that such forward looking statements be subject to the safe harbor created thereby. Factors that may cause actual results to differ from the forward-looking statements include those described in the “Risk Factors” and other sections of SurModics’ filings with the Securities and Exchange Commission. SurModics does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact
Phil Ankeny, Chief Financial Officer and Vice President, Business Development
(952) 829-2700